EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal Second Quarter 2007

        * Company Guides to High End of Previous Earnings Guidance
    * Expects Diluted EPS From Continuing Operations of $0.74 - $0.78

HOUSTON, April 24, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report fiscal second quarter 2007 diluted earnings per share from continuing operations in a range of $0.74 to $0.78 when it reports final results on May 31, 2007. Previous guidance was $0.70 to $0.78 per diluted share.

Vehicular Products, whose primary market driver is North American light vehicle builds, expects to report higher net sales and lower operating income in the quarter compared to the second quarter 2006. While shipped tons at MACSTEEL are estimated to be up about 5% over the year ago quarter, sales include a larger mix of non-automotive bar shipments. The Company noted that steel scrap prices crested in March, and it anticipates improved spreads starting in April based in part on an increase in MACSTEEL's scrap surcharge effective April 1st.

Building Products, whose primary market drivers are U.S. housing starts and remodeling activity, expects to report lower net sales and lower operating income in the quarter compared to the second quarter 2006. While housing starts are estimated to be down 24% compared to the second quarter 2006, net sales at Engineered Products, a producer of window and door components, are expected to be down 20% over the same period. The Company stated that with the onset of the spring residential construction season, Engineered Products is experiencing a seasonal pickup in order rates. Shipments at Nichols Aluminum, a producer of aluminum sheet products, are expected to be off some 5% compared to the year ago period; however, material margins remain excellent.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 15, 2006, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

CONTACT:  Quanex Corporation
          Jeff Galow
            713-877-5327
          Valerie Calvert
            713-877-5305